EXHIBIT 2.3
                                   -----------


                            STOCK EXCHANGE AGREEMENT

                                  BY AND AMONG
                                   WBNI, Inc.
                              TRANSL Holdings, Inc.
                   the Stockholders of. TRANSL Holdings, Inc.
                                       and
                          Halter Financial Group, Inc.

                                    * * * * *

                                 October 29, 2001



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                            STOCK EXCHANGE AGREEMENT

           This Stock Exchange Agreement dated as of October 29, 2001 (this "Agreement") is made and entered into by and among WBNI. Inc.. a Delaware corporation ( "WBNI"). TRANSL Holdings, Inc., a Delaware corporation ("Holdings"), each of the stockholders of Holdings as identified on Schedule "A" hereto (collectively. the "Stockholders") and Halter Financial Group. Inc., a Texas corporation ("HFG").

           WHEREAS, the Stockholders are the owners of 100 shares (the "Holdings Shares") of the common capital stock of Holdings, which represent all said entities issued and outstanding common capital stock. and each desires to participate in the proposed stock exchange transaction (the "Exchange") as provided for herein:

           WHEREAS, the respective Boards of Directors of WBNI and Holdings have adopted resolutions approving and adopting the proposed Exchange upon the terms and conditions hereinafter set forth in this Agreement.

           WHEREAS, the Stockholders of WBNI have approved the Exchange by consent in lieu of special meeting, dated as of even date herewith; and

           WHEREAS, HFG agrees to be a party to this Agreement as a result of the duties and obligations imposed upon it pursuant to the provisions of Section
4.1 of this Agreement.

           NOW, THEREFORE. the parties hereto intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                  THE EXCHANGE

           1.1 THE EXCHANGE. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the Stockholders will sell, convey, assign, transfer and deliver to WBNI stock certificates, duly endorsed, representing the Holdings Shares, and WBNI will issue to the Stockholders, in exchange for the Holdings Shares, stock certificates representing an aggregate of 5,982,680 shares of its common stock (the "WBNI Shares"), all as more specifically set forth on Schedule "A" hereto. The WBNI Shares shall represent 92% of the total issued and outstanding shares of WBNI's common capital stock immediately subsequent to the Exchange.

           1.2 CLOSING. The closing of the Exchange (the "Closing") shall take place upon the execution of this Agreement. Such date is herein referred to as the "Closing Date."



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                                    ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS
                              AND THE STOCKHOLDERS

           Holdings and the Stockholders hereby jointly and severally represent and warrant to WBNI as follows:

           2.1 ORGANIZATION. Holdings has been duly incorporated, validly exists as a corporation and is in good standing under the laws of it state of incorporation, and has the requisite corporate power to carry on its business as now conducted.

           2.2 CAPITALIZATION. The authorized capital stock of Holdings consists of 200 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding, and no shares of preferred stock. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Holdings is a party or which are binding upon Holdings providing for the issuance or transfer by Holdings of additional shares of its capital stock and Holdings has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There is no voting trusts or any other agreements or understandings with respect to the voting of Holdings' capital stock.

           2.3 CERTAIN CORPORATE MATTERS. Holdings is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on Holdings' financial condition, results of operations or business. Holdings has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Holdings is the sole stockholder of Trans-Logistics, Inc., a Florida corporation ("Trans-Logistics").

           2.4 AUTHORITY RELATIVE TO THIS AGREEMENT Each of Holdings and the Stockholders has the requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution , delivery and performance of this Agreement by Holdings and the Stockholders and the consummation by Holdings and the Stockholders of the transactions contemplated hereby have been duly authorized by the Board of Directors of Holdings and no other actions on the part of either Holdings or the Stockholders are necessary to authorize this Agreement or the transactions contemplated hereby: This Agreement has been duly and validly executed and delivered by Holdings and the Stockholders and constitutes a valid and binding agreement of both Holdings and the Stockholders, enforceable against both Holdings and the Stockholders in accordance with its terms, except as such enforcement may be limited by bankruptcy. insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.



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           2.5 CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with, and no permit authorization, consent or approval of any third party, public body or authority is necessary for the consummation by Holdings or the Stockholders of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Holdings and the Stockholders nor the consummation by Holdings and the Stockholders of the transactions contemplated hereby, nor compliance by Holdings and the Stockholders with any of the provisions hereof, will (a) conflict with or results in any breach of any provisions of the Charter or Bylaws of Holdings, (b) results in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notes, bond mortgage, indenture, license, contract, agreement or other instrument or obligation to which Holdings or the Stockholders is a party or by which either of them or their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdings or the Stockholders, or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material taken as a whole.

           2.6 OWNERSHIP OF THE HOLDINGS SHARES. The Stockholders own, beneficially and of record, good and marketable title to the Holdings Shares. Free and clear of all security interests, liens, adverse claims, encumbrances, equities, Proxies, options or stockholders' agreements. At the Closing, the Stockholders will convey to WBNI good and marketable title to the Holdings Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

           2.7 DISCLOSURE OF INFORMATION. The Stockholders acknowledge that they have been furnished such information regarding the management, financial condition, results of operations and business of WBNI necessary to make an informed decision regarding the Exchange. The Stockholders have had an opportunity to ask questions and receive answers regarding WBNI and its financial condition, results or operations or business and the terms and conditions of the Exchange.

          2.8 INVESTMENT EXPERIENCE. The Stockholders acknowledge that they are able to fend for themselves, can bear the economic risk of their investment in the WBNI Shares and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the WBNI Shares. The Stockholders are acquiring the WBNI Shares for their own account, for investment purposes only and not with a view to further distribution thereof.

           2.9 RESTRICTED SECURITIES. The Stockholders acknowledge that the WBNI Shares will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws that the WBNI Shares wi11 be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the WBNI Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, the Stockholders are familiar with Rule 144 promulgated under


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Securities Act, as currently in effect, and understand the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent (or a notation may be made in the appropriate records of the Company) in connection with the WBNI Shares.

           2.10 LEGEND. The Stockholders acknowledge that the certificates representing the WBNI Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

           THESE SECURITIES HAVE NOT BEEN REIGSTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF WBNI

           WBNI hereby represents and warrants to Holdings and the Stockholders as follows:

           3.1 ORGANIZATION. WBNI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, its state of incorporation, and has the requisite corporate power to carry on its business as now conducted.

           3.2 CAPITALIZATION. WBNI authorized capital stock consists of 40,000,000 shares of common stock, of which 520,233 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value $.001 per share, of which none are presently issued and outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, non-assessable and free or preemptive rights. Attached hereto as Schedule 3.2 is a stockholders list prepared by WBNI's transfer agent dated March 23, 2001. When issued, the WBNI Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which WNBI is a party or which are binding upon WBNI providing for the issuance by WBNI or transfer by WBNI of additional shares of WBNI capital stock and WBNI has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There is no voting trusts or any other agreements or understandings with respect to the voting of WBNI capital stock.

           3.3 CERTAIN CORPORATE MATTERS. WBNI is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of WNBI' properties or nature of WBNI' business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably



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           be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. WBNI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. WBNI has delivered to Holdings true, accurate and complete copies of its Certificate of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and Board of Directors of WBNI are complete and correct in all material respects. The stock records of WBNI and the stockholder list of WBNI that WBNI has previously furnished to Holdings are complete and correct in all material respects and accurately reflect the record ownership and beneficial ownership of all the outstanding shares of WBNI' capital stock and any other outstanding securities issued by WBNI. WBNI is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws in any material respect. WBNI is not in any default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any or its assets is subject.

           3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. WBNI has the requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by WBNI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of WBNI and no other actions on the part of WBNI are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WBNI and constitutes a valid and binding obligation of WBNI, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

           3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by WBNI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by WBNI nor the consummation by WBNI of the transactions contemplated hereby, nor compliance by WBNI with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Charter or Bylaws of WBNI, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which WBNI is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to WBNI, or any of its properties or assets, except in the case of clauses (b) and
(c) for violations, breaches or defaults which are not in the aggregate material to WBNI taken as a whole.

           3.6 SUBSIDIARIES. WBNI does not own, directly or directly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.



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           3.7 EVENTS SUBSEQUENT TO DECEMBER 31, 2000. Since December 31, 2000,
there has not been:

           (a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of WBNI:

           (b) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of WBNI;

           (c) Any declaration of setting aside or payment of any dividend or distribution with respect to the shares of capital stock of WBNI or any redemption, purchase or other acquisition of any such shares.

           (d) Any subjection to any lien on any of the assets, tangible or intangible, of WBNI;

           (e) Any incurrence of indebtedness or liability or assumption of obligations by WBNI;

           (f) Any waiver or release by WBNI of any right of any material value;

           (g) Any compensation or benefits paid to officers or directors of WBNI

           (h) Any change made or authorized in the Certificate of Incorporation or Bylaws of WBNI; or

           (i) Any loan to or other transaction with any officer, director or stockholder of WBNI giving rise to any claim or right or WBNI against any such person or of such person against WBNI.

           3.8 UNDISCLOSED LIABILITIES: Except as otherwise disclosed under this Agreement and as reflected in WBNI audited financial statements for the fiscal year ended December 31, 2000, WBNI has no material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. There is no basis unknown to WBNI for assertion against WBNI of any such liability, obligation or commitment.

           3.9 TAX MATTERS.

           (a) WBNI has (and as of the Closing Date will have) duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have (or as of the Closing Date will have) been requested or granted;;

           (b) WBNI has paid, or adequately reserved against all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

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           (c) To the best knowledge of WBNI, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of the tax returns:

           (d) No waiver or extension of any statute of limitations as to any material federal. state. local or foreign tax matter has been given by or requested from WBNI; and

           (e) WBNI has not filed a consent under Section 341 (f) of the Internal Revenue Code of 1986, as amended.

           For the purposes of this SECTION 3.9. a tax is due, (and must therefore either be paid or adequately reserved against) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

           3.10 REAL PROPERTY. WBNI does not own or lease any real property.

           3 .11 BOOKS AND RECORDS. The books and records of WBNI fairly reflect the transactions to which WBNI is a party or by which its properties are bound.

           3.12 QUESTIONABLE PAYMENTS. Neither WBNI nor any employee, agent or representative of it has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using WBNI' funds or made any payments from WBNI' funds to governmental official for improper purposes or made any illegal payments from WBNI' funds to obtain or retain business.

           3.13 ENVIRONMENTAL MATTERS.

           (a) Definitions. For the purpose of this Agreement, the following terms shall have the meaning herein specified:

                (i) "Governmental Authority" shall mean the United States, each state, each county, each city and each other political subdivision in \\hich WBNI' business is located, and any court, political subdivision, agency or instrumentality with jurisdiction over WBNI' business.

                (ii) "Environmental Laws" shall mean (A) the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986. 42 U.S.C.A. 9601 et seq. ("CERCLA"). (B) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984,. 42 U.S.C.A. 6901 et seq. ("RCRA"). (C) the Clean Air Act, 42 U.S.C.A. 7401 et seq.. (D) the Federal Water Pollution Control Act, as amended, 33 U.S.C.A. 1251 et seq., (E) the Toxic Substances Control Act. 15 U.S.C.A. 2601 et seq., (F) a!1 applicable state laws, and ;


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           (G) all other laws and ordinances relating to municipal waste, solid waste, air pollution, water pollution and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as each of the foregoing has been or may hereafter be amended from time to time.

               (iii) "Hazardous Materials" shall mean, among others, (A) any "hazardous waste" as defined by RCRA, and regulations promulgated thereunder; (B) any "hazardous substance" as defined by CERCLA, and regulations promulgated hereunder; (C) any "toxic pollutant" as defined in the Federal Water Pollution Prevention and Control Act, as amended, 33 U.S.C. 1251 et seq., (commonly known as "CWA" for "Clean Water Act"), and any regulations thereunder; (D) any "hazardous air pollutant" as defined in the Air Pollution Prevention and Control Act, as amended, 42 U.S.C. 7401 et seq. (commonly known as "CAA" for "Clean Air Act") and any regulations thereunder; (E) asbestos; (F) polychlorinated biphenyls; (G) any substance the presence of which on the Business Location (as hereinafter defined) is prohibited by any Environmental Laws; and
               (H) any other substance which is regulated by any Environmental Laws.

               (iv) "Hazardous Materials Contamination" shall mean the presence of Hazardous Materials in the soil, groundwater, air or any other media regulated by the Environmental Laws on, under or around WBNI' facilities at levels or concentration which trigger any requirement under the Environmental Laws to remove, remediate, mitigate, abate or otherwise reduce the level or concentration of the Hazardous Materials. The term "Hazardous Materials Contamination" does not include the presence of Hazardous Materials in process tanks, lines, storage or reactor vessels, delivery trucks or any other equipment or containers, which Hazardous Materials are used in the manufacture, processing distribution, use, storage, sale, handling, transportation, recycling, reuse or disposal of the products that were manufactured and/or distributed by WBNI.

           (b) REPRESENTATIONS AND WARRANTIES. Based on the foregoing, WBNI represents and warrants that:

               (i) To the best knowledge of WBNI, there has been no material failure by WBNI to comply with all applicable requirements of Environmental Laws relating to WBNI, WBNI' operations. and WBNI' manufacture, processing, distribution, use, treatment generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and WBNI is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

               (ii) WBNI has not, through the Closing Date, received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.


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               (iii) To the best knowledge of WBNI, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of WBNI' business.

               (iv) No Hazardous Materials are now located at the Business Location, and to the best knowledge of WBNI, WBNI has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of WBNI' business.

               (v) WBNI has not received any notices, whether from a Governmental Authority or some other third party that Hazardous Material Contamination exists at the Business Location or at any other location utilized by WBNI in the conduct of its business nor is WBNI aware of any circumstances that would give rise to an allegation of such contamination.

               (vi) To the best knowledge of WBNI, no investigation, administrative order, consent order or agreement litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by WBNI in the operation of its business. To the best knowledge of WBNI. the Business Location is not currently on, and has never been on, any federal or state "Superfund" or "Superlien" list.

           3.14 INTELLECTUAL PROPERTY. WBNI does not own o ruse any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. WBNI has not knowledge of any claim that, or inquiry as to whether, any product, activity or operation of WBNI infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

           3.15 INSURANCE. WBNI has no insurance policies in effect.

           3.16 CONTRACTS. WBNI has no material contracts, leases, arrangements and commitments (whether oral or written). WBNI is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.


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           3.17 LITIGATION. WBNI is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against WBNI. WBNI is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suites, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting WBNI or to which WBNI is a party.

           3.18 EMPLOYEES Except for George Gilman, WBNI's sole officer and director, WBNI does not have any employees. WBNI does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. WBNI has not written or oral employment agreements with any officer or director of WBNI. WBNI is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by WBNI to any stockholder, officer, director or employee of WBNI, nor are there any loans or debts payable or owing by any of such persons to WBNI or any guarantees by WBNI of any loan or obligation of any nature to which any such person is a party.

           3.19 EMPLOYEE BENEFIT PLANS. WBNI has no (a) non-qualified deferred or incentive compensation or retirements plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by WBNI.

           3.20 LEGAL COMPLIANCE. To the best knowledge of WBNI, no claim has been filed against WBNI alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. WBNI holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

           3.21 BROKER'S FEES. Neither WBNI, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement .

           3.22 DISCLOSURE. The representations and warranties and statements of fact made by WBNI in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading

           3.23 INSOLVENCY WBNI is able to pay its debts as they mature and the transfer of the WBNI Shares (and the transactions contemplated hereby) by WBNI, in accordance with the terms of this Agreement, shall not constitute a voidable preference or transfer in fraud by any creditor of WBNI under applicable federal or state insolvency law.


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           3.24 BANKRUPTCY. WBNI has paid all claims required to be paid pursuant to the Amended Joint Plan of Reorganization confirmed on April 22, 1999 (the "Plan") to which WBNI was once a party, including without limitation. all claims, entitled to administrative expense priority pursuant to Section S04(b) of Title 11 of the United States Bankruptcy Code. WBNI has no liability or obligation under the Plan. WBNI is under no obligation to obtain court approval of this Agreement and the transactions contemplated hereunder. The transfer of the WBNI Shares as of the Closing will be free and clear of any and all liens, rights of offsets, recoupment, claims, interests, charges and encumbrances therein, thereon and/or thereagainst of whatever kind, type, nature, or description including, without limitation, any lien, security interest, pledge, hypothecation encumbrance or other charge, interest or claim (including. but not limited to, any "claim" as defined in Section 101(5) of the Bankruptcy Code) in, against or with respect to the WBNI Shares, having arisen, existed or accrued prior to and through the Closing, whether direct or indirect, absolute or contingent, choate or inchoate, fixed or contingent, matured or unmatured, liquidated or unliquidated, arising by agreement, stature or otherwise and whether arising prior to, on or after the bankruptcy filing date.

           3.25 ACCOUNTANTS CONSENTS. WBNI will obtain the consent of its current accountant to permit the use of applicable audited financial statements of WBNI to be included in any registration statement WBNI or its successor and assigns may file.

           3.26 VOTING REQUIREMENTS. Stockholder approval for this transaction has been obtained pursuant to consent of stockholders in lieu of special meeting.

           3.27 ANTI TAKEOVER PLAN. WBNI does not have in effect any plan, scheme, device, or arrangement, commonly known as a "poison pill" or "anti-takeover" plan. No other state takeover statute or similar statute or regulation applies or purports to apply to this transaction, this Agreement or any of the transactions contemplated by this Agreement.


                                    ARTICLE 4
                            ADDITIONAL AGREEMENTS AND
                              POST CLOSING MATTERS


           4.1 HFG/POST EXCHANGE ADJUSTMENTS. Subject to the provisions of the second paragraph of this Section 4.1, if WBNI. Holdings and Trans-Logistics report on a consolidated basis, earnings before interest, taxes, depreciation and amortization ("EBITDA"), of at least $750,000 for the fiscal year ending December 31, 2001 (the "Reporting Period") based on the findings of the Auditor's Report (as hereinafter defined), HFG shall sell, transfer and assign to WBNI, for no additional consideration, 117,052 shares of WBNI's common stock (the "HFG Shares") currently issued in the name of and held by HFG. A certificate evidencing the shares to be returned shall be duly endorsed in favor of and delivered to WBNI within five (5) business days of the date that the Auditors' Report is delivered to HFG (the "Adjustment Date"). However, if the entities fail to report, on a consolidated basis, EBITDA of at least $400,000 for the Reporting Period as set forth in the Auditors' Report, WBNI shall deliver to HFG within five (5) business days of the Adjustment Date a warrant (the "Warrant") to purchase 78.035 shares of WBNI's common stock at a per share purchase price of $.01 during the three year period following the date of the agreement evidencing the warrant. HFG agrees that it shall reserve the HFG Shares for transfer to WBNI during the period commencing on the date hereof and ending on the Adjustment Date. HFG further agrees that stop transfer instructions shall be given to WBNI's transfer agent for the purpose of restricting the disposition of the HFG Shares until the passing of the Adjustment Date.

           The consolidated entities shall be obligated under this Section 4.1 to provide HFG with a report of the current independent auditor of Trans-Logistics (the "Auditors' Report") setting forth the combined entities' EBITDA for the Reporting Period assuming that the entities did not expense during the applicable fiscal year one time charges resulting from the acquisition of Q-Logistics, a wholly owned subsidiary of Trans-Logistics. A determination as to whether the HFG Shares are to be transferred or the Warrant issued in accordance with this section shall be based on the results of the Auditors' Report. HFG shall within five days of the Adjustment Date advise WBNI of any concerns it has over the Auditors' Report. If a concern is raised, HFG may, as its sole expense, engage a party of its designation to confer with the firm who prepared the Auditors' Report for the purpose of resolving all outstanding matters. If the parties cannot reach agreement on the disputed matters, an independent third party, agreed to by both WBNI and HFG, shall be engaged to resolve all outstanding issues. The determination of the third party shall be binding upon both HFG and WBNI and shall be non-appealable.

           4.2 RESIGNATION OF GEORGE GILMAN. Upon completion of the Exchange, George Gilman shall resign as the sole officer and director of WBNI and Allan Marshall shall be appointed as President and Secretary of WBNI, to serve until his sooner death, resignation or removal from office.

           4.3 APPOINTMENT OF NEW MEMBERS TO BOARD OF Directors. Upon consummation of the Exchange, Allan Marshall will be appointed to the Board of Directors of WBNI, to serve in such capacity until the sooner of his death, resignation, or removal from office or until the calling of a special or annual meeting of stockholders of WBNI at which directors are elected.

           4.4 SERVICES AGREEMENT WITH HFG. Upon completion of the Exchange, WBNI and Holdings shall enter with that certain Services Agreement with HFG, the form of which is attached hereto as Exhibit "A".

           4.5 LEGAL OPINIONS. At the Closing, WBNI shall deliver to Trans-Logistics and the Stockholders the legal opinion of Souter & Diamond, P.C. the form of which is attached hereto as Exhibit "B".

           4.6 AGREEMENTS, SCHEDULES AND EXHIBITS. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties for purposes of this Agreement.

           4.7 SURVIVAL OF REPRESENTATIONS. The representations and warranties of each of the parties hereto shall survive the Closing for the period of twelve
(12) months following the Closing Date

(with the exception of the representation and warranty contained in Section 3.9 herein, which shall survive until the date of expiration of the applicable statute of limitations, including, but not limited to, with respect to all tax returns filed and any extensions thereof) and shall not be affected by any investigation conducted by any such party in the exercise of its due diligence prior to the consummation of the transactions contemplated herein.


                                    ARTICLE 5
                               GENERAL PROVISIONS

           5. 1 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

           5.2 SEVERABILITY. If any term. Provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

           5.3 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b ) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

           5.4 SEPARATE COUNSEL. Each party hereby expressly acknowledges that it has been advised and urged to seek its own separate legal counsel for advice with respect to this Agreement.

           5.5 GOVERNING LAW This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

           5.6 NOTICES. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery, mailing or transmission thereof, as the case may be, if delivered personally, or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). A copy of any notices shall be sent as follows:

     Copies of all notices delivered to Holdings shall also he sent to:

                     Rosen & Tetelman, LLP
                     501 Fifth Avenue, Suite 1404
                     New York. New York 10017
                     Attention: Ted D. Rosen. Esq.

                     Fax No.:  212.972.3555

           Copies of all notices delivered to WBNI shall also be sent to:

                     Souter & Diamond, P.C.
                     7701 Las Colinas Ridge, Suite 250
                     Irving, Texas  75063
                     Attention:  George I. Diamond
                     Fax No.:  972-373-8201

           5.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

           5.8 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

           5.9 PARTIES IN INTEREST: NO THIRD PARTY BENEFICIARIES: Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of an be binding upon the respective heirs,, legal representative, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

           5.10 WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

           5.11 EXPENSES. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WBNI, INC.


By /S/ GEORGE GILMAN
---------------------
George Gilman
President
710 North Post Oak Road, Suite 400
Houston, Texas 77024


TRANSL HOLDINGS, INC.
By /S/ ALLAN MARSHALL
---------------------
Allan Marshall, President
18302 Highwoods Preserve Parkway, Suite 210
Tampa, Florida 33647


THE STOCKHOLDERS

----------------------------
Christine Otten, Stockholder



/S/ ALLAN MARSHALL
---------------------
Allan Marshall, Stockholder


HAL TER FINANCIAL GROUP, INC.


/S/  TIMOTHY P. HALTER
---------------------
Timothy P. Halter, President


7701 Las Colinas Ridge, Suite 250
Irving, Texas 75063

                                   SCHEDULE A
                            STOCK EXCHANGE AGREEMENT


 NAMES OF HOLDINGS*       NUMBER OF HOLDINGS*           NUMBER OF WBNI
   STOCKHOLDERS         SHARES TO BE EXCHANGED        SHARES TO BE RECEIVED
   ------------         ----------------------        ---------------------

Christine Otten               30                           1,794,804
Allan Marshall                70                           4,187,876
                              --                           ---------
                 TOTAL       100                           5,982,680